Exhibit 5.1
Seward & Kissel llp ONE BATTERY PARK PLAZA NEW YORK, NEW YORK 10004

TELEPHONE: (212) 574-1200 FACSIMILE: (212) 480-8421 WWW.SEWKIS.COM	901 K STREET, NW WASHINGTON, D.C. 20001 TELEPHONE: (202) 737-8833 FACSIMILE: (202) 737-5184

November 27, 2019

Global Ship Lease, Inc.
c/o Global Ship Lease Services Limited
25 Wilton Road
London SW1V 1LW
United Kingdom

Re:      Global Ship Lease, Inc.

Ladies and Gentlemen:
We have acted as counsel to Global Ship Lease, Inc. (the “Company”), a Marshall Islands corporation, in connection with the Company’s registration statement on Form F-3 (the “Registration Statement”), as filed with the U.S. Securities and Exchange Commission (the “Commission”) on the date hereof and as thereafter amended or supplemented, relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of an aggregate of $150,000,000 of the Company’s securities, which may include depositary shares (the “Depositary Shares”), representing an interest in a fractional share or multiple shares of preferred shares of the Company, and preferred shares (the “Preferred Shares”).
We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the prospectus of the Company included in the Registration Statement (the “Prospectus”), and (iii) such corporate documents and records of the Company and such other instruments, certificates and documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed.  In such examinations, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, the genuineness of all signatures and the legal competence or capacity of persons or entities to complete the execution of documents.  As to various questions of fact that are material to the opinions hereinafter expressed, we have relied upon statements or certificates of public officials, directors and officers of the Company and others.
The Preferred Stock will be issued under one or more certificates of designations (each, a “Certificate of Designations”).

Global Ship Lease, Inc.
November 27, 2019

The Depositary Shares will be issued under one or more deposit agreements (each, a “Deposit Agreement”) among the Company, a bank or trust company named therein (each, a “Depositary”) and the holders from time to time of depositary receipts issued thereunder.
Based upon and subject to the foregoing, and having regard to such other legal considerations which we deem relevant, we are of the opinion that under the laws of the Republic of the Marshall Islands and the State of New York:
1.
With respect to the Preferred Shares, they have been duly authorized and when (i) the Company has taken all necessary action to approve the issuance of such Preferred Shares, the terms of the offering thereof and related matters and (ii) the Preferred Shares have been issued and delivered in accordance with the terms of the applicable definitive purchase agreement, underwriting agreement or similar agreement approved by the Company and as contemplated in the Prospectus or prospectus supplement related thereto, upon payment of the consideration thereof or provided for therein, and assuming the total number of such Preferred Shares, together with such total number of Preferred Shares reserved for issuance upon exercise, exchange or conversion, as the case may be, of any exercisable, exchangeable or convertible security then outstanding, will not exceed the total number of such authorized Preferred Shares under the Company’s Amended and Restated Articles of Incorporation, as amended and then in effect, then such Preferred Shares will be validly issued, fully paid and non-assessable.

2.
With respect to the Depositary Shares, when (i) the terms of the Depositary Shares and of their issuance and sale have been duly established in conformity with applicable law; and (ii) the Company has taken all necessary corporate action to approve the issuance and terms of the Depositary Shares, the terms of the offering thereof, and related matters, and assuming (i) the due execution, issuance and delivery, as applicable, of the Preferred Shares to the Depositary under the applicable Deposit Agreement and the due filing of the Certificate of Designations with respect to the Preferred Shares; and (ii) the due authorization, execution, issuance and delivery, as applicable, of the Deposit Agreement and of the depositary receipts evidencing the Depositary Shares against the deposit of the Preferred Shares in accordance with the applicable Deposit Agreement, upon payment of the consideration therefor provided for in the applicable definitive purchase, underwriting, or similar agreement approved by the Board and otherwise in accordance with the provisions of the applicable Deposit Agreement and such agreement (and, in the case of Depositary Shares issuable upon conversion or exercise of other securities, in accordance with the terms of such security or instrument governing such security providing for such conversion or exercise), the depositary receipts evidencing the Depositary Shares will constitute valid evidence of interests in the related Preferred Shares and will entitle the holders thereof to the rights specified in the applicable Deposit Agreement and the depositary receipts will be validly issued and will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with the terms of the depositary receipts and the Deposit Agreement.

Global Ship Lease, Inc.
November 27, 2019

This opinion is limited to the laws of the Republic of the Marshall Islands and the State of New York as in effect on the date hereof.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to us under the heading “Legal Matters” in the Prospectus, without admitting we are “experts” within the meaning of the Securities Act or the rules and regulations of the Commission promulgated thereunder with respect to any part of the Registration Statement.
Very truly yours,

/s/ Seward & Kissel LLP